EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                             AVIC TECHNOLOGIES LTD.

         FIRST: The name of this corporation shall be:

                             AVIC TECHNOLOGIES LTD.

         SECOND: Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

         THIRD: The purpose or purposes of the corporation shall be:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

         Fifty Million (50,000,000) shares with a par value of One Tenth of One Mil ($0.0001) per share, amounting to Five Thousand Dollars ($5,000).

         FIFTH: The name and mailing address of the incorporator is as follows:

                                 Elaine Phaneuf
                             The Company Corporation
                                1013 Centre Road
                              Wilmington, DE 19805

         SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

         IN  WITNESS   WHEREOF,   The   undersigned,   being  the   incorporator
hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this fourth day of March, A.D. 1999.



                                                 ______________________________
                                                  Elaine Phaneuf
                                                  Incorporator